                                                                    EXHIBIT 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS

     We hereby consent to the use in this Registration Statement on Form S-1 of our report dated March 12, 1999, except as to the third paragraph of Note 8 and the first seven paragraphs of Note 14, for which the date is May 3, 1999, and as to the last paragraph of Note 14, for which the date is May 21, 1999, relating to the financial statements of High Speed Access Corp. and Subsidiaries, which appear in such Prospectus. We also consent to the references to us under the headings "Experts" and "Selected Financial Data" in such Registration Statement.


PricewaterhouseCoopers LLP


Louisville, Kentucky
May 28, 1999